Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 13645 Hugh J. Gallagher, ext. 11029 Brenda A. Blake, ext. 13202	October 19, 2010

UGI Issues Earnings Guidance

VALLEY FORGE, Pa., October 19 — UGI Corporation (NYSE: UGI) today announced earnings guidance for fiscal years 2010 and 2011. UGI expects to report net income attributable to UGI for its fiscal year ended September 30, 2010 of approximately $2.36 per diluted share. Net income attributable to UGI includes $0.16 from the previously announced gain on the sale of Atlantic Energy partially offset by $(0.05) related to the termination of interest rate protection agreements and an increased litigation reserve at AmeriGas.

In prepared remarks delivered to investors via webcast from New York, Lon R. Greenberg, chairman and chief executive officer of UGI, said, “We are pleased to report estimated earnings that are in line with the guidance we have issued throughout this year. Assuming normal weather patterns this winter, we expect to report earnings in the range of $2.30 to $2.40 per diluted share for fiscal 2011 ending September 30, 2011.” UGI is scheduled to release more detailed results for the fiscal year ended September 30, 2010 on November 10, 2010.

UGI is a holding company with propane marketing, utility, midstream infrastructure, energy marketing and electric generation subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L.P. (NYSE: APU), the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations (particularly the euro), and the timing and success of our acquisitions and investments to grow our business. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

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